TEMPUR SEALY REPORTS FIRST QUARTER RESULTS
-Consolidated Net Sales Increased 19%, International Net Sales Increased 92%
-EPS Increased 11% to $0.69

LEXINGTON, KY, April 28, 2022 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the first quarter ended March 31, 2022. The Company also issued updated financial guidance for the full year 2022.

FIRST QUARTER 2022 FINANCIAL SUMMARY

•Total net sales increased 18.7% to $1,239.5 million as compared to $1,043.8 million in the first quarter of 2021. On a constant currency basis(1), total net sales increased 19.8%, with an increase of 5.5% in the North America business segment and an increase of 98.6% in the International business segment, primarily driven by the acquisition of Dreams in August 2021.
•Gross margin was 42.2% as compared to 44.0% in the first quarter of 2021.
•Operating income increased to $188.6 million as compared to $188.4 million in the first quarter of 2021.
•Net income increased to $130.7 million as compared to $130.5 million in the first quarter of 2021. Adjusted net income(1) was $134.6 million in the first quarter of 2021. There were no adjustments to net income in the first quarter of 2022.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 1.9% to $234.5 million as compared to $230.1 million in the first quarter of 2021.
•Earnings per diluted share ("EPS") increased 11.3% to $0.69 as compared to $0.62 in the first quarter of 2021. Adjusted EPS(1) was $0.64 in the first quarter of 2021. There were no adjustments to EPS in the first quarter of 2022.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(1)
	March 31, 2022	March 31, 2021
Net sales	$1,239.5	$1,043.8	18.7%	19.8%
Net income	$130.7	$130.5	0.2%	(1.5)%
EBITDA(1)	$234.5	$230.1	1.9%	3.2%
EPS	$0.69	$0.62	11.3%	9.7%

Company Chairman and CEO Scott Thompson commented, "The team's strong execution in the first quarter resulted in net sales growth of 19% and EPS growth of 11% compared to the same period last year, despite headwinds from macroeconomic matters such as recent geopolitical events, falling consumer confidence and new COVID-19 variant outbreaks. In challenging times like these, our iconic brands, complementary products, global footprint and industry-leading financial strength position the Company well relative to competition. We believe that these competitive advantages resulted in continued global market share gains in the first quarter. We are continuing to invest in various initiatives this year, including expanding our manufacturing capabilities, growing our direct to consumer channel both online and in-store, and transitioning to an enhanced ERP system. These investments will position the Company well to drive long-term growth."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 5.4% to $931.4 million as compared to $883.3 million in the first quarter of 2021. On a constant currency basis(1), North America net sales increased 5.5% as compared to the first quarter of 2021. Gross margin was 37.8% as compared to 41.2% in the first quarter of 2021. Operating margin was 16.7% as compared to 19.6% in the first quarter of 2021.

North America net sales through the wholesale channel increased $45.8 million, or 6.0%, to $811.3 million, as compared to the first quarter of 2021. North America net sales through the direct channel increased $2.3 million, or 2.0%, to $120.1 million, as compared to the first quarter of 2021.

North America gross margin declined 340 basis points as compared to gross margin in the first quarter of 2021. The decline was driven by pricing benefit to sales with no improvement in gross margin and operational inefficiencies related to supply chain constraints, partially offset by favorable mix. North America operating margin declined 290 basis points as compared to operating margin in the first quarter of 2021. The decline was primarily driven by the decline in gross margin, partially offset by operating expense leverage.

International net sales increased 92.0% to $308.1 million as compared to $160.5 million in the first quarter of 2021. On a constant currency basis(1), International net sales increased 98.6% as compared to the first quarter of 2021. Gross margin was 55.3% as compared to 59.2% in the first quarter of 2021. Operating margin was 21.7% as compared to 28.8% in the first quarter of 2021.

International net sales through the wholesale channel decreased $3.1 million, or 2.7%, to $112.8 million as compared to the first quarter of 2021. International net sales through the direct channel increased $150.7 million, or 337.9%, to $195.3 million as compared to the first quarter of 2021, primarily driven by the acquisition of Dreams in August 2021.

International gross margin declined 390 basis points as compared to the first quarter of 2021. The decline was primarily driven by the acquisition of Dreams and pricing benefit to sales with no improvement in gross margin. Dreams' margin profile is lower than our historical International margins as they sell a variety of products across a range of price points. International operating margin declined 710 basis points as compared to the first quarter of 2021. The decline was primarily driven by the decline in gross margin and operating expense deleverage.

Corporate operating expense increased to $33.6 million as compared to $31.2 million in the first quarter of 2021, primarily driven by ERP implementation costs.
Consolidated net income increased to $130.7 million as compared to $130.5 million in the first quarter of 2021. Adjusted net income(1) was $134.6 million in the first quarter of 2021. There were no adjustments to net income in the first quarter of 2022. EPS increased 11.3% to $0.69 as compared to $0.62 in the first quarter of 2021. Adjusted EPS(1) was $0.64 in the first quarter of 2021. There were no adjustments to EPS in the first quarter of 2022.

The Company ended the first quarter of 2022 with total debt of $2.7 billion and consolidated indebtedness less netted cash(1) of $2.6 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.25 times for the trailing twelve months ended March 31, 2022.

During the first quarter of 2022, the Company repurchased 13.2 million shares of its common stock for a total cost of $494.8 million. Over the last twelve months, the Company has repurchased 24.3 million shares of its common stock for a total cost of $998.0 million. As of March 31, 2022, the Company had approximately $951.5 million available under its existing share repurchase authorization.

Additionally, today the Company announced that its Board of Directors declared a quarterly cash dividend of 10 cents per share, payable on May 26, 2022, to shareholders of record at the close of business on May 12, 2022.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

The Company has updated its earnings guidance for the full year 2022, and currently expects EPS between $3.20 to $3.40. This contemplates the Company's current sales outlook for year-over-year growth of at least 10% driven by pricing actions to neutralize commodity cost inflation and the acquisition of Dreams.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, April 28, 2022, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's quarterly cash dividend, the Company's share repurchase targets, the Company's expectations regarding supply chain disruptions, geopolitical events including the war in Ukraine, the macroeconomic environment, COVID-19-related disruptions, net sales for 2022, EBITDA and Adjusted EBITDA for 2022, and EPS and Adjusted EPS for 2022 and subsequent periods and the Company's expectations for increasing sales growth, product launches, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® featuring Posturepedic® Technology and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complimentary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered where ever and how ever customers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended
	March 31,		Chg %
	2022	2021
Net sales	$1,239.5	$1,043.8	18.7%
Cost of sales	716.7	584.9
Gross profit	522.8	458.9	13.9%
Selling and marketing expenses	243.5	197.7
General, administrative and other expenses	97.6	79.5
Equity income in earnings of unconsolidated affiliates	(6.9)	(6.7)
Operating income	188.6	188.4	0.1%

Other expense, net:
Interest expense, net	20.9	12.3
Loss on extinguishment of debt	—	5.0
Other income, net	(1.3)	(0.3)
Total other expense, net	19.6	17.0

Income from continuing operations before income taxes	169.0	171.4	(1.4)%
Income tax provision	(38.1)	(40.5)
Income from continuing operations	130.9	130.9	—%
Loss from discontinued operations, net of tax	—	(0.2)
Net income before non-controlling interests	130.9	130.7	0.2%
Less: Net income attributable to non-controlling interests	0.2	0.2
Net income attributable to Tempur Sealy International, Inc.	$130.7	$130.5	0.2%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.72	$0.64
Loss per share for discontinued operations	—	—
Earnings per share	$0.72	$0.64	12.5%

Diluted
Earnings per share for continuing operations	$0.69	$0.62
Loss per share for discontinued operations	—	—
Earnings per share	$0.69	$0.62	11.3%

Weighted average common shares outstanding:
Basic	182.6	203.7
Diluted	188.5	210.1

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$116.3	$300.7
Accounts receivable, net	426.4	419.5
Inventories	581.3	463.9
Prepaid expenses and other current assets	94.8	91.5
Total Current Assets	1,218.8	1,275.6
Property, plant and equipment, net	624.9	583.5
Goodwill	1,096.8	1,107.4
Other intangible assets, net	743.8	750.9
Operating lease right-of-use assets	511.9	480.6
Deferred income taxes	13.5	13.6
Other non-current assets	112.2	111.8
Total Assets	$4,321.9	$4,323.4

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable	$462.3	$432.0
Accrued expenses and other current liabilities	544.4	558.5
Current portion of long-term debt	62.4	53.0
Income taxes payable	32.0	9.9
Total Current Liabilities	1,101.1	1,053.4
Long-term debt, net	2,588.9	2,278.5
Long-term operating lease obligations	457.1	427.0
Deferred income taxes	127.7	129.2
Other non-current liabilities	138.4	140.3
Total Liabilities	4,413.2	4,028.4

Redeemable non-controlling interest	9.4	9.2

Total Stockholders' (Deficit) Equity	(100.7)	285.8
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' (Deficit) Equity	$4,321.9	$4,323.4

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$130.9	$130.7
Loss from discontinued operations, net of tax	—	0.2
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	30.4	26.5
Amortization of stock-based compensation	13.8	15.1
Amortization of deferred financing costs	1.0	0.6
Bad debt expense	1.6	2.5
Deferred income taxes	(1.0)	7.1
Dividends received from unconsolidated affiliates	1.1	2.5
Equity income in earnings of unconsolidated affiliates	(6.9)	(6.7)
Loss on extinguishment of debt	—	1.5
Foreign currency adjustments and other	(0.1)	0.1
Changes in operating assets and liabilities, net of effect of business acquisitions	(85.2)	(93.8)
Net cash provided by operating activities from continuing operations	85.6	86.3

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(60.3)	(23.5)
Acquisitions, net of cash acquired	—	(1.0)
Other	1.0	0.1
Net cash used in investing activities from continuing operations	(59.3)	(24.4)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	528.1	1,653.4
Repayments of borrowings under long-term debt obligations	(216.0)	(1,148.6)
Proceeds from exercise of stock options	0.1	6.6
Treasury stock repurchased	(494.8)	(313.1)
Dividends paid	(18.7)	(14.3)
Payments of deferred financing costs	—	(12.7)
Repayments of finance lease obligations and other	(3.5)	(2.4)
Net cash (used in) provided by financing activities from continuing operations	(204.8)	168.9

Net cash (used in) provided by continuing operations	(178.5)	230.8

Net operating cash flows used in discontinued operations	—	(0.4)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(5.9)	(4.9)
(Decrease) increase in cash and cash equivalents	(184.4)	225.5
CASH AND CASH EQUIVALENTS, beginning of period	300.7	65.0
CASH AND CASH EQUIVALENTS, end of period	$116.3	$290.5

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(in millions)	Consolidated		North America		International
	2022	2021	2022	2021	2022	2021
Wholesale (a)	$924.1	$881.4	$811.3	$765.5	$112.8	$115.9
Direct (b)	315.4	162.4	120.1	117.8	195.3	44.6
	$1,239.5	$1,043.8	$931.4	$883.3	$308.1	$160.5

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended March 31, 2022 and 2021:

	Three Months Ended
(in millions, except per share amounts)	March 31, 2022	March 31, 2021
Net income	$130.7	$130.5
Loss from discontinued operations, net of tax (1)	—	0.2
Loss on extinguishment of debt (2)	—	5.0
Tax adjustments (3)	—	(1.1)
Adjusted net income	$130.7	$134.6

Adjusted earnings per common share, diluted	$0.69	$0.64

Diluted shares outstanding	188.5	210.1

Gross Profit, Gross Margin, Operating Income (Expense) and Operating Margin

The following table sets forth the Company's reported gross profit and reported operating income (expense) for the three months ended March 31, 2022. The Company had no adjustments to gross profit or operating income (expense) for the three months ended March 31, 2022.

	1Q 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,239.5		$931.4		$308.1		$—

Gross profit	$522.8	42.2%	$352.4	37.8%	$170.4	55.3%	$—

Operating income (expense)	$188.6	15.2%	$155.4	16.7%	$66.8	21.7%	$(33.6)

The following table sets forth the Company's reported gross profit and operating income (expense) for the three months ended March 31, 2021. The Company had no adjustments to gross profit or operating income (expense) for the three months ended March 31, 2021.

	1Q 2021
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,043.8		$883.3		$160.5		$—

Gross profit	$458.9	44.0%	$363.9	41.2%	$95.0	59.2%	$—

Operating income (expense)	$188.4	18.0%	$173.4	19.6%	$46.2	28.8%	$(31.2)

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended March 31, 2022 and 2021:

	Three Months Ended
(in millions)	March 31, 2022	March 31, 2021
Net income	$130.7	$130.5
Interest expense, net	20.9	12.3
Loss on extinguishment of debt (2)	—	5.0
Income taxes	38.1	40.5
Depreciation and amortization	44.8	41.8
EBITDA	$234.5	$230.1
Adjustments:
Loss from discontinued operations, net of tax (1)	—	0.2
Adjusted EBITDA	$234.5	$230.3

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended March 31, 2022:

Trailing Twelve Months Ended
(in millions)	March 31, 2022
Net income	$624.7
Interest expense, net	69.7
Overlapping interest expense (4)	5.2
Loss on extinguishment of debt (2)	18.0
Income tax provision	195.9
Depreciation and amortization	179.6
EBITDA	$1,093.1
Adjustments:
Loss from discontinued operations, net of tax (1)	0.5
Earnings from Dreams prior to acquisition (5)	38.7
Acquisition-related costs (6)	6.2
Adjusted EBITDA	$1,138.5

Consolidated indebtedness less netted cash	$2,559.7

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.25 times

Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended March 31, 2022, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.25 times for the trailing twelve months ended March 31, 2022. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of March 31, 2022. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	March 31, 2022
Total debt, net	$2,651.3
Plus: Deferred financing costs (7)	23.4
Consolidated indebtedness	2,674.7
Less: Netted cash (8)	115.0
Consolidated indebtedness less netted cash	$2,559.7

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the first quarter of 2021, the Company recognized $5.0 million of loss on extinguishment of debt associated with the redemption of the remaining amount outstanding of the 2023 senior notes. In the trailing twelve months ended March 31, 2022, the Company recognized $18.0 million of loss on extinguishment of debt associated with the redemption of the 2026 and 2023 Senior Notes.

(3)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(4)
In the trailing twelve months ended March 31, 2022, the Company incurred $5.2 million of overlapping interest expense during the period between the issuance of the 2029 Senior Notes and the redemption of the 2026 Senior Notes.

(5)	The Company completed the acquisition of Dreams on August 2, 2021 and designated this subsidiary as restricted under the 2019 Credit Agreement. For covenant compliance purposes, the Company included $38.7 million of EBITDA from this subsidiary for the four months prior to acquisition in the Company's calculation of adjusted EBITDA for the trailing twelve months ended March 31, 2022.
(6)
In the trailing twelve months ended March 31, 2022, the Company recognized $6.2 million of acquisition-related costs, primarily related to legal and professional fees and stamp taxes associated with the acquisition of Dreams.

(7)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(8)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.